Exhibit 4.15

Exclusive Option Agreement

This Exclusive Option Agreement (“Agreement”) is made in Beijing, the People’s Republic of China (“PRC”) as of May 17, 2019 by and among:

Party A:	Beijing Lianji Future Technology Co., Ltd., having its registered office at No.2004, 2/F, No.11 Wanliu Middle Road, Haidian District, Beijing and with Longming Wu as its legal representative. (the “Party A”)

Party B:	Hong Zhou, having her domicile at ************************, Shandong Province and holding its ID card No. ******************* Longming Wu, having his domicile at *******************, Shandong Province (collectively, with Hong Zhou, the “Party B”); and

Party C:	Beijing Lianji Technology Co., Ltd., having its registered office at Room 003, Tower B, No. 1 Building, No. 38 Zhongguancun Street, Haidian District, Beijing and with Longming Wu as its legal representative; (the “Party C”)

The parties hereto are hereinafter individually referred to as a “Party” or “Other Party” and collectively as the “Parties”.

Whereas:

1.	Party A is a foreign-funded enterprise established in accordance with the laws of the PRC;

2.	Party C is a limited liability company established in accordance with the laws of the PRC;

3.	Party B are Chinese citizens and holds aggregate 100% of the equity interests of Party C (“equity interests”) as a registered shareholder of Party C;

4.	Party A, Party B and Party C signed the Equity Interest Pledge Agreement (“Equity Interest Pledge Agreement”) on May 17, 2019;

5.	Party A, Party C and its shareholders signed the Exclusive Business Operation Agreement (“Business Operation Agreement”) on May 17, 2019.

NOW, THEREFORE, after friendly consultation, the Parties hereby agree as follows:

1	Option

1.1	Grant of option

Party B hereby irrevocably grants Party A an exclusive option without any additional conditions. According to the option, Party A shall have the right, in accordance with the exercise steps determined by Party A at its own discretion as permitted by PRC law, at any time to purchase or designate one or more persons (“Designated Person(s)”) to purchase all or part of Party C’s equity interests held by Party B or a proprietary right to all or part of the assets owned by Party C (“Exclusive Option”) at the price referred to in Sub-clause 1.3 hereof. Any third parties other than Party A and/or Designated Person(s) shall not have the Exclusive Option. The term “person” stipulated in this Agreement shall include individuals, corporations, joint ventures, partnerships, enterprises, trusts or unincorporated organizations.

1.2	Exercise steps

Party A and/or Designated Person(s) may exercise the Exclusive Option by giving Party B a written notice (the “Purchase Notice”) in the form set out in Annex I hereto, specifying the equity interests to be purchased from Party B (“Purchased Equity Interests”) or the total amount of assets to be purchased from Party C and the purchase method.

Within seven (7) business days after receipt of the Purchase Notice by Party B, Party B shall enter into an equity interest transfer contract with Party A and/or Designated Person(s) according to the requirements of the Purchase Notice, or Party C shall enter into an asset transfer contract with Party A and/or Designated Person(s) according to the requirements of the Purchase Notice, as the case may be, to determine the transfer of the purchased equity interests or assets to Party A and/or Designated Person(s) as soon as possible.

1.3	Purchase price

1.3.1	When Party A exercises the Exclusive Option, unless the applicable laws and regulations of the PRC at that time require an assessment of the purchased equity interests or assets or impose other restrictive provisions on the price of the equity interests or assets, the purchase price of the Purchased Equity Interests (“Equity Interest Purchase Price”) or the purchase price of the purchased assets (“Asset Purchase Price”) shall be subject to the nominal or symbolic price; if the laws and regulations of the PRC applicable to the exercise of the Exclusive Option by Party A do not permit the transfer at the nominal or symbolic price, the Equity Interest Purchase Price shall be equal to the original investment price (“Original Investment Price”) paid by Party B for the Purchased Equity Interests, and the Asset Purchase Price shall be equal to the book value of the assets.

1.3.2	If the laws and regulations of the PRC applicable to the exercise of the Exclusive Option by Party A require an assessment of the purchased equity interests or assets or impose other restrictive provisions on the price of the equity interests or assets, Party A and Party B agree that the purchase price shall be the minimum price permitted by the applicable law. If the minimum price permitted by the applicable law is higher than the Original Investment Price of the Purchased Equity Interests and the book value of the purchased assets, Party B shall reimburse Party A the full excess amount after deduction of all taxes paid by Party B in accordance with the applicable laws and regulations of the PRC.

1.4	Transfer of purchased equity interests or assets

Whenever Party A exercises the Exclusive Option after giving a Purchase Notice under this Agreement,

1.4.1	Party B shall instruct Party C to promptly hold a shareholders’ meeting at which the adoption of a resolution shall be facilitated to approve the transfer of equity interests by Party B to Party A and/or Designated Person(s) and/or the transfer of assets by Party C to Party A and/or Designated Person(s);

1.4.2	Party B shall sign a waiver of the right of preemption as set out in Annex II hereto to express its consent to waive the right of preemption to any other equity interests of Party C;

1.4.3	Party B shall enter into an equity interest transfer contract with Party A and/or Designated Person(s) in respect of each transfer in accordance with this Agreement and the Purchase Notice on the Purchased Equity Interests;

1.4.4	Party C shall enter into an asset transfer contract with Party A and/or Designated Person(s) in respect of each transfer in accordance with this Agreement and the Purchase Notice on the purchased assets;

1.4.5	The Parties hereto shall sign all other necessary contracts, agreements or documents, obtain all necessary government approvals and consents and take all necessary actions to give the effective ownership of the Purchased Equity Interests to Party A and/or Designated Person(s) and to make Party A and/or Designated Person(s) the registered owner of the Purchased Equity Interests in the administrative department for industry and commerce (if applicable) without any security interest, and such equity interests or assets shall not be attached with any third-party interest. In this sub-clause and this Agreement, the term “security interest” shall include guarantees, mortgages, pledges, third-party rights or interests, any share options, acquisition rights, pre-emptive rights, rights of set-off, retention of title or other security arrangements but exclude any security interests arising under the Equity Interests Pledge Agreement.

1.4.6	Party B and Party C shall unconditionally assist Party A in obtaining all government approvals, permissions, registrations and filings required to transfer the purchased equity interests and assets and completing all necessary procedures.

1.5	Payment

The payment of the purchase price shall be determined through consultation between Party A and/or Designated Person(s) and Party B in accordance with the law applicable to the exercise of the Exclusive Option, and shall be expressly agreed upon in the equity interest transfer contract or the asset transfer contract signed at the time of each exercise of the Exclusive Option.

2	Undertakings of Party B and Party C

2.1	Without the prior written consent of Party A, they shall not supplement, modify or amend Party C's constitutional documents in any form, increase or decrease its registered capital or otherwise change its registered capital structure;

2.2	Without the prior written consent of Party A, they shall not sell, assign, mortgage or otherwise dispose of its legal or beneficial interest in any equity or permit the creation of any other security interest thereon at any time from the date of signing of this Agreement other than any pledges created on Party C’s equity interests according to the Equity Interest Pledge Agreement;

2.3	Without the prior written consent of Party A, Party B shall not vote for or support or sign any resolution at a shareholders’ meeting of Party C to approve the sale, transfer, mortgage or otherwise disposal of its legal or beneficial interest in any equity or to permit the creation of any other security interest thereon other than to Party A or its Designated Person(s);

2.4	Party B and Party C agree that Party A may transfer all its rights and obligations under this Agreement to any third parties by giving a written notice to Party B and Party C without further permission from Party B or its shareholders.

2.5	Without the prior written consent of Party A, Party B shall not vote for or support or sign any resolution at a shareholders’ meeting of Party C to authorize Party C to merge or associate with any persons or to acquire or invest in any persons;

2.6	They shall, in accordance with good financial and commercial standards and practices, maintain Party C’s existence, operate and handle Party C’s business and affairs in a prudent and effective manner and ensure that all business is carried on throughout the normal course of business to maintain the value of Party C’s assets, and shall not have any acts/omissions sufficient to affect Party C’s operating conditions and the value of its assets;

2.7	Without the prior written consent of Party A, they shall not have any acts and/or omissions which may have any material impact on Party C's assets, operations and responsibilities; without the prior written consent of Party A, they shall not sell, assign, mortgage or otherwise dispose of its legal or beneficial interest in any of Party C's assets, business or income or permit the creation of any other security interest thereon at any time from the date of signing of this Agreement;

2.8	Without the prior written consent of Party A, Party C shall not incur, inherit, secure or permit the existence of any debts other than (i) those arising in the normal or ordinary course of business rather than through borrowing; and (ii) those which have been disclosed to Party A and approved by Party A in writing;

2.9	Without the prior written consent of Party A, Party C shall not enter into any major contracts other than those entered into in the normal course of business (for the purposes of this paragraph, if a contract is valued at more than USD0.3 million (USD300,000.00), it shall be deemed to be a major contract);

2.10	Without the prior written consent of Party A, Party C shall not grant loans or credit to any persons other than other receivables or capital allocations arising in the normal course of business of Party C;

2.11	Without the prior written consent of Party A, Party B shall not appoint or remove any directors, supervisors or other managers of Party C which should be appointed or removed by Party B.

2.12	At Party A’s request, they shall provide Party A with any information about Party C’s operation and financial position;

2.13	If requested by Party A, Party C shall purchase and hold insurance from an insurance company acceptable to Party A. The amount and type of insurance to be maintained shall be the same as the amount and type of insurance usually effected by companies which carry on and own any business and property or assets similar to those of Party C in the same area;

2.14	Party A shall be notified immediately of any action, arbitration or administrative proceedings which will or may occur in relation to the ownership of Party B's equity interests and Party C's assets, business and income;

2.15	In order to maintain Party B's ownership of the equity interests, they shall sign all necessary or appropriate documents, take all necessary or appropriate actions and make all necessary or appropriate claims or make all necessary and appropriate defences against all claims;

2.16	In order to maintain Party C's ownership of all its assets, they shall sign all necessary or appropriate documents, take all necessary or appropriate actions and make all necessary or appropriate claims or make all necessary and appropriate defences against all claims;

2.17	Without the prior written consent of Party A, Party C shall not pay dividends in any form to its shareholders, provided that Party C shall immediately distribute its distributable profits to its shareholders in whole or in part upon Party A’s written request.

2.18	They shall cause their shareholders’ meeting to vote in favor of the transfer of the Purchased Equity interests as stipulated in this Agreement;

2.19	At Party A’s request, they shall appoint any persons nominated by Party A as directors and senior managers of Party C;

2.20	Party B shall exercise all its rights as a shareholder of Party C only with the written authorization of Party A and at the request of Party A;

2.21	They shall strictly comply with this Agreement and other contracts signed by Party B, Party C and Party A jointly or individually and earnestly perform their obligations under such contracts, and shall not have any acts/omissions sufficient to affect the validity and enforceability of such contracts;

2.22	Party B undertakes that it shall not make or authorize others (including but not limited to any directors of the company nominated by Party B) to make in any way any resolutions, instructions, agreements or orders to procure party C to engage in any transactions (hereinafter referred to as “Prohibited Transactions”) that will or may materially affect the assets, rights, obligations or business of Party C (including its branches, subsidiaries and affiliates), and that it shall not enter into any agreements, contracts, memorandums or other forms of transaction documents (hereinafter referred to as “Prohibited Documents”) in respect of such Prohibited Transactions, nor shall it have any omissions to allow the conduct of any Prohibited Transactions or the signing of any Prohibited Documents;

2.23	Within the term of this Agreement, Party B shall use its best efforts to develop Party C’s business and guarantee the operation of Party C in conformity with the laws and regulations, and Party B shall not have any acts or omissions which may damage the assets and goodwill of Party C (including its subsidiaries) or affect the validity of Party C's business license.

3	Representations and Warranties of Party B and Party C

Party B and Party C, on the date of signing of this Agreement and on each date of transfer, hereby represents and warrants to Party A as follows:

3.1	they shall have the power to execute and deliver this Agreement and any equity interest transfer contract or asset transfer contract (each referred to as “Transfer Contract”) to which they are a party or which is entered into by them according to this Agreement in respect of each transfer of the purchased equity interests or assets and to perform their obligations under this Agreement and any Transfer Contract. Once signed, this Agreement and each Transfer Contract to which they are a party shall constitute their legal, valid and binding obligations and may be enforced against them in accordance with the provisions hereof and thereof;

3.2	Neither the execution and delivery of this Agreement or any Transfer Contract nor the performance of their obligations under this Agreement or any Transfer Contract shall (i) result in any violation of the relevant laws and regulations of the PRC; (ii) conflict with their articles of association or other constitutional documents; (iii) result in or constitute a breach of any contracts or instruments to which they are a party or which are binding upon them; (iv) result in any violation of any conditions for the grant and/or continued validity of any license or approval granted to them; or (v) cause any licence or approval granted to them to be suspended, revoked or attached with additional conditions;

3.3	Party C shall have good and marketable title to all its assets and has not created any security interest on such assets as mentioned above;

3.4	Party C has not had any outstanding debts other than (i) those arising in its normal course of business; and (ii) those which have been disclosed to Party A and approved by Party A in writing;

3.5	Party C shall comply with all laws and regulations of the PRC applicable to asset acquisition;

3.6	There are no ongoing, pending or threatened litigations, arbitrations or administrative proceedings which may occur in relation to Party B's equity interests, Party C’s assets or the company;

3.7	Party B shall have good and marketable full title to the equity interests owned by it and has not created any security interest on such equity interests other than the security interests as stipulated in the Equity Interest Pledge Agreement.

4	Breach of Contract

4.1	If any breach by any party (“Breaching Party”) of any provisions of this Agreement will cause damage to the other parties (“Non-Breaching Party”), the Non-Breaching Party may give a written notice to the Breaching Party, requiring the Breaching Party to remedy and correct its breach immediately; if the Breaching Party fails to take measures satisfactory to the Non-Breaching Party to remedy and correct its breach within fifteen (15) days from the date on which the Non-Breaching Party gives the above written notice, the Non-Breaching Party may immediately take any other relief measures in such manners as stipulated in this Agreement or by legal means.

4.2	All of the following events shall constitute Party B’s breach of this Agreement:

4.2.1	Party B breaches any provisions of this Agreement, or any representations and warranties made by Party B in this Agreement are materially wrong, false and incorrect.

4.2.2	Without the prior written consent of Party A, Party B assigns or otherwise transfers or pledges any of its rights under this Agreement;

4.2.3	This Agreement and/or the Equity Interest Pledge Agreement become invalid or unenforceable.

4.3	In the event of Party B's breach of this Agreement or the Equity Interest Pledge Agreement and/or the Exclusive Business Operation Agreement, Party A may require Party B to immediately transfer all or any part of the Purchased Equity interests to Party A and/or Designated Person(s) at the Equity Interest Purchase Price.

4.4	Once Party A has realized its pledge in accordance with the provisions of Clause 11 of the Equity Interest Pledge Agreement and has obtained the relevant proceeds and payments from the realization of its pledge, Party B shall be deemed to have fully performed its obligations under this Agreement, and Party A shall not make any further payment request to Party B therefor.

4.5	Notwithstanding any other provisions of this Agreement, the validity of Clause 4 hereof shall not be affected by any termination of this Agreement.

5	Assignment

5.1	Party B shall not assign its rights and obligations under this Agreement to any third parties except with the prior written consent of Party A. In the event of Party B's death and loss of its capacity for civil conduct, Party B agrees that it shall immediately assign its rights and obligations under this Agreement to any persons designated by Party A for succession.

5.2	This Agreement shall be binding upon Party B and its successors or heirs, and shall be valid for Party A and each of its successors, heirs or permitted assignees.

5.3	Party B hereby agrees that Party A shall have the right to assign all its rights and obligations under this Agreement to any other third parties where necessary. Party A shall only give a written notice to Party B at the time of such transfer and shall not be required to obtain Party B's consent in respect of such transfer.

6	Entry into Force and Term

6.1	This Agreement shall be established and enter into force from the date of signing hereof.

6.2	The term of this Agreement shall be ten (10) years unless terminated in advance in accordance with the provisions of this Agreement or the relevant agreement otherwise concluded by the Parties. The term of this Agreement may be extended after the written confirmation by Party A prior to the expiration of the term of this Agreement, and the extended term hereof shall be determined by Party A.

6.3	In the event of the expiration of the operation period (including any extensions of the operation period) of Party A or Party C or the termination of Party A or Party C for any other reasons within the term hereof set out in Clause 6.2 hereof, this Agreement shall be terminated upon the termination of such party unless Party A has assigned its rights and obligations under this Agreement.

7	Termination

7.1	If Party A is unable to exercise its rights in accordance with the provisions of Clause 1 hereof due to the current applicable law at any time within the term of and any extended term of this Agreement, Party A may decide at its own discretion to unconditionally cancel this Agreement by giving a written notice to Party B without any liability therefor.

7.2	If Party C is terminated due to bankruptcy, dissolution or being ordered to close by law within the term of and any extended term of this Agreement, Party B's obligations under this Agreement shall be discharged at the time of termination.

7.3	Except in the circumstances referred to in Clause 7.2 hereof, in no case shall Party B and Party C require the termination of this Agreement at any time within the term of and any extended term of this Agreement.

8	Taxes and Fees

Each party hereto shall bear any and all of the taxes and fees incurred by or levied on such Party due to the preparation and signing of this Agreement and each Transfer Contract and the completion of the transactions contemplated hereunder and thereunder under the laws of the PRC.

9	Confidentiality Obligations

9.1	The Parties acknowledge and determine that any oral or written information exchanged with one another in relation to this Agreement shall be confidential. The Parties shall keep all such information confidential and shall not disclose any relevant information to any third parties without the written consent of the other parties unless:

(a)	such information has been known to or will be known to the public (without the disclosure thereof by the party receiving such information to the public without authorization);

(b)       such information is required to be disclosed by the applicable law, or the rules or provisions of the stock exchange; or

(c)	any Party needs to disclose such information to its legal or financial adviser who is also required to comply with confidentiality obligations similar to those set forth in this clause in respect of the transactions referred to in this Agreement. Any disclosure of such information by any personnel or employed agency of any Party shall be deemed to be a disclosure by such Party, and such Party shall be liable for its breach of this Agreement in accordance with this Agreement. This clause shall remain in force whether this Agreement is determined to have been invalid, altered, canceled, terminated or inoperable for any reason.

9.2	Upon termination of this Agreement, one party shall, at the request of the other party, return, destroy or otherwise dispose of all documents, materials or softwares containing any confidential information and cease the use of such confidential information.

9.3	Notwithstanding any other provisions of this Agreement, the validity of this Clause 9 shall not be affected by any termination of this Agreement.

10	Notices

Any notices or other communications given by any Party under this Agreement shall be in writing and shall be delivered by personal delivery, letter fax or email to the address of the other parties as set forth below or such other designated address as may be notified by the other parties to such party from time to time. The date on which any notices are deemed to have been actually delivered shall be determined as follows: (a) if delivered by personal delivery, they shall be deemed to have been actually delivered on the date of personal delivery; (b) if sent by letter, they shall be deemed to have been actually delivered on the seventh (7th) day after the date of posting (as indicated by the postmark) of the registered airmail with postage prepaid or on the fourth (4th) day after the delivery to an internationally recognized courier service agency; (c) if sent by fax, they shall be deemed to have been actually delivered at the time of receipt as shown in the acknowledgement of transmission of the relevant document; and (d) if sent by email, they shall be deemed to have been actually delivered when an email enters the electronic data interchange system of the email address provided by the party to be served.

Party A:	Beijing Lianji Technology Co., Ltd.

Contact: Longming Wu

Correspondence Address: Room 003, Tower B, No. 1 Building, No. 38 Zhongguancun Street, Haidian District, Beijing

Party B:	Hong Zhou

Address: *******************************

Longming Wu

Address: *******************************

Party C:	Beijing Lianji Future Technology Co., Ltd.

Contact: Longming Wu

Address: No.2004, 2/F, No.11 Wanliu Middle Road, Haidian District, Beijing

11	Governing Law and Dispute Resolution

11.1	The conclusion, validity, performance, modification, interpretation and termination and dispute resolution of this Agreement shall be governed by the laws of the PRC.

11.2	Any disputes arising out of the performance of this Agreement or in relation to this Agreement shall be resolved by the Parties through friendly consultation.

11.3	If an agreement on the resolution of any disputes is not reached within 60 days after a request for the resolution of such disputes through consultation is made by one Party, any Party may submit such disputes to Hong Kong International Arbitration Centre for resolution through arbitration. The arbitration shall be conducted in accordance with the arbitration rules of Hong Kong International Arbitration Centre then in force, and the place of arbitration shall be Hong Kong. All proceedings for arbitration shall be conducted in Chinese. The arbitral award shall be final and binding on any Party hereto, and the Parties agree that they shall be bound by and comply with the arbitral award. When any disputes arising are being arbitrated, the Parties shall exercise and perform their other rights and obligations under this Agreement other than the matters in dispute.

12	Miscellaneous Provisions

12.1	Any headings in this Agreement are for the convenience of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

12.2	The Parties acknowledge that once this Agreement enters into force, this Agreement shall constitute an entire agreement and understanding among the Parties hereto in respect of the contents of this Agreement, and shall completely supersede all prior oral and/or written agreements and understandings among the Parties in relation to the contents of this Agreement.

12.3	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assignees.

12.4	No rights, powers and remedies conferred on each party by any provisions of this Agreement shall preclude any other rights, powers or remedies enjoyed by such party in accordance with the law and other provisions of this Agreement, and no exercise by one party of its rights, powers and remedies shall preclude any exercise by such party of its other rights, powers and remedies.

12.5	No failure by any party hereto in the exercise or prompt exercise of any rights, powers and remedies enjoyed by such party in accordance with this Agreement or the law shall be deemed to be a waiver of such rights or affect any future exercise by such party of such rights in other ways and any exercise by such party of its other rights.

12.6	If any provisions of this Agreement are held to be null and void, invalid or unenforceable by any court with jurisdiction or arbitration agency, the validity and enforceability of any other provisions of this Agreement shall not be affected or impaired thereby, provided that the Parties hereto shall cease to perform such invalid and unenforceable provisions and shall, to the extent closest to their original intent, amend such provisions only to the extent that they are valid and enforceable in respect of such particular facts and circumstances.

12.7	The Parties hereto agree and acknowledge that “the (prior) written consent of Party A” referred to herein shall mean that the matters shall be approved by the Board of Directors of Party A and be notified to Party B and Party C in accordance with the provisions of Clause 10 hereof.

12.8	Any matters not covered herein shall be determined through further consultation among the Parties hereto. The Parties shall amend and supplement this Agreement by a written agreement. Any amendment and supplementary agreements duly signed by the Parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

12.9	This Agreement is executed in three (3) copies, one (1) of which shall be held by each party respectively, and each of which shall be equally authentic.

12.10	Any annexes hereto shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

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IN WITNESS WHEREOF, the Parties have personally executed or caused their respective legally authorized representative to execute this Agreement at such place and date as first written above.

Beijing Lianji Future Technology Co., Ltd. (Seal)

/s/Beijing Lianji Future Technology Co., Ltd.

IN WITNESS WHEREOF, the Parties have personally executed or caused their respective legally authorized representative to execute this Agreement at such place and date as first written above.

Hong Zhou

Signature

/s/Hong Zhou

IN WITNESS WHEREOF, the Parties have personally executed or caused their respective legally authorized representative to execute this Agreement at such place and date as first written above.

Longming Wu

Signature

/s/Longming Wu

IN WITNESS WHEREOF, the Parties have personally executed or caused their respective legally authorized representative to execute this Agreement at such place and date as first written above.

Beijing Lianji Technology Co., Ltd. (Seal)

/s/Beijing Lianji Technology Co., Ltd.